Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Members of the Press: Schwartz Communications Dawn Sullivan 781-684-0770 pr@viewpoint.com	or	Investor Relations: Financial Dynamics Julie Prozeller 212-850-5600 ir@viewpoint.com

PATRICK VOGT NAMED CHIEF EXECUTIVE OFFICER
AT VIEWPOINT

Board Member Takes Reins After Leading Sony, HP, And Dell E-Business Divisions.
Company Schedules August 25th Conference Call at 10:00 a.m. ET

August 24, 2005 – New York, NY – Viewpoint Corporation (NASDAQ: VWPT) today named Patrick Vogt president and chief executive officer, effective August 25th. Mr. Vogt, already a member of the Viewpoint board, has successfully run major divisions of Dell, Hewlett Packard, and Sony over the past twelve years, and is one of the most highly-regarded executives in the technology industry.

“I’ve been involved with Viewpoint for seven years as a customer, advisor, advocate and board member, and am ecstatic about the opportunity to lead the company, its employees, and its customers to new levels of success,” said Mr. Vogt. “Jay Amato did a great job focusing the company’s product strategy, while placing the company on a solid path to profitability and positive operating cash flow. Now we’re in position to drive top line growth while maintaining focus on operating efficiencies, and therefore continue the trend to profitability.”

Jay Amato, current President and CEO, said “My two-year assignment with the company had several overriding goals: to find new sources of revenue that were scalable and predictable and to bring stability to the company’s financial picture. Now, we have achieved those goals and we are well positioned to grow all lines of our business: online advertising through the Unicast Advertising group; the consumer side via the Viewpoint Search Toolbar and our new Fotomat photo service; and in our outstanding Creative Services team. Patrick’s experience in online sales, advertising and marketing makes him an ideal candidate to take the company to the next level.”

Vogt has more than 18 years experience managing, marketing, selling and providing strategic planning for the direct businesses of world-renowned corporations. Vogt joins Viewpoint after serving as the senior vice president and senior general manager for Sony Electronics Inc., where he headed the direct business for all Sony products across all customer segments, e-business for all distribution channels, and all direct marketing. Prior to his position with Sony, Vogt was vice president and general manager with the Hewlett-Packard Corporation where he ran the Americas’ eBusiness Group, including sales, marketing, operations and the internet properties. Vogt also worked for Dell Computer Corporation where he was the head of Dell Online and general manager of aftermarket business. Prior to Dell, Vogt had his first stint at Sony Electronics Inc. where he founded and built Sony’s direct and Internet business. Vogt earned a master’s of business administration degree in marketing from Iona College and holds a Bachelor of Science degree from the State University of New York at Oneonta. Vogt is married with four children.

“I am very familiar with the company’s products, technology, and business units from my board position,” said Mr. Vogt. “Working with Bill Mitchell and the rest of the senior management team, I expect this to be an extraordinarily smooth transition and am confident we’ll stay on track towards the financial performance management has previously outlined for the rest of the year.”

Mr.  Vogt’s new contract runs through the end of 2009. In connection therewith, on August 25th, Viewpoint will grant a total of 1,500,000 options to purchase its common stock to Mr. Vogt at an exercise price equal to the opening price of Viewpoint’s stock on the date of grant. This grant was approved by Viewpoint’s Board of Directors and met the “employee inducement” exception to NASDAQ’s rules adopted in 2003 requiring shareholder approval of equity-based incentive plans. The options have been classified as non-qualified stock options, have an exercise price equal to the fair market value on the grant date, have a seven-year term, and vest over four years, subject to continued employment and other conditions.

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Conference Call

To discuss the management transition, Viewpoint has scheduled a conference call and live Web cast to be held tomorrow, August 25th at 10:00 AM ET. Patrick Vogt and Jay Amato will participate.

The conference call will be available via the Internet in the Investor Relations section of Viewpoint’s Web site at http://www.viewpoint.com, as well as through CCBN at www.companyboardroom.com.

If you are not able to access the live Web cast, dial in information is as follows:

   • Date: Thursday, August 25, 2005
   •Time: 10:00 AM (ET)
   •Toll-Free Telephone Number: (800) 603-7883
   •International Telephone Number: (706) 643-1946
   •Passcode: 9016232

Participants should call at least 10 minutes prior to the start of the call. A complete replay of the conference call will be available approximately two hours after the completion of the call by dialing (800) 642-1687 through midnight on September 1, 2005. Callers should enter the passcode above to access the recording.

ABOUT VIEWPOINT

The Viewpoint Platform is the technology behind some of the most innovative, visual experiences on the Web and on the desktop with leading clients such as America Online, General Electric, Hewlett Packard, IBM, Lexus, Microsoft, Samsung, Scion, Sony and Toyota. The Unicast Online Advertising Suite: the Company’s next-generation ad deployment and management system, the Viewpoint Toolbar: the Vision for the Future of Search, and the Fotomat photo service are the latest breakthrough technologies using the full power of the Viewpoint Platform. More information on Viewpoint can be found at www.viewpoint.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint’s current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint’s actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in the Company’s filings and reports on file with the Securities and Exchange Commission as well as the lack of assurances that Viewpoint will continue to build on achievements in its business; that Viewpoint will experience growth in its business, positive operating cash flows or profitability or that Viewpoint will achieve the financial performance that management has previously outlined for the year ending December 31, 2005.

Viewpoint, Unicast, and Viewpoint Search Toolbar are trademarks or registered trademarks of Viewpoint Corporation. Fotomat is a trademark or registered trademark of Konica Minolta Photo Imaging U.S.A. and is used under license. Copyright ©2005 Viewpoint Corporation. All Rights Reserved.